MASTER AGREEMENT

     THIS MASTER AGREEMENT (the Agreement) is made as of the 11th day of September, 2003, by and between GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation (GHV), and ELDERTRUST OPERATING LIMITED
PARTNERSHIP, a Delaware limited partnership (ETOP).

                         W I T N E S S E T H :

     WHEREAS, GHV has announced its intention to institute a Reorganization (as hereinafter defined); and

     WHEREAS, in connection with the Reorganization, GHV has agreed to cause certain Genesis Entities to purchase from certain ET entities, and ETOP has agreed to sell or cause the applicable ET Entities to sell to Genesis Entities certain properties and/or leasehold interests and option rights or ownership interests in certain properties as described and defined on Exhibit A hereto (collectively, the Purchased Assets); and

     WHEREAS, in connection with the Reorganization, GHV and ETOP have agreed that certain leases between ET Affiliate Landlords and GHV
Affiliate Tenants, as listed on Exhibit B 1 hereto (the GHV Facility Leases) will be amended as provided herein; and

     WHEREAS, as specifically provided for in this Agreement and subject to the terms and conditions of this Agreement, ETOP has agreed to the Reorganization, to the release of GHV as guarantor of the obligations of each tenant under the GHV Facility Leases, and to the replacement of GHV as guarantor of the obligations of each tenant under the GHV Facility Leases with Genesis HealthCare Corporation, a Pennsylvania corporation
(GHC), which will become the parent of each of the tenants under the GHV Facility Leases; and

     WHEREAS, GHV and ETOP have agreed to certain other modifications of their existing relationship as hereafter provided in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions of Certain Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

      Account is defined in Section 4(b) below.

      Accountant Letter is defined in Section 4(b) below.

      Additional Option Deposit is defined in Section 5(b) below.

      Affiliate means any entity controlling, controlled by or under control with the specified entity.

      Agreement means this document entitled Master Agreement, all exhibits and schedules attached hereto or made a part hereof (which are deemed to be a part hereof) and all amendments to this Agreement which are agreed to in writing and signed by the parties hereto.

      Business Day means a day on which national banking associations are open for the transaction of business in Philadelphia, Pennsylvania.

      Closing Office shall be at Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103.

      Consent is defined in Section 4(a) below.

      Consent Amount is defined in Section 4(b) below.

      Escrow Agent as defined in Section 4(b) below.

      ET Affiliate Landlords means those affiliates of ETOP listed on Exhibit B 1 that are lessors of the Facilities pursuant to the GHV Facility Leases.

      ET Entities or ET Entity means ETOP, the ET Affiliate Landlords,
ET Meridian General Partner, L.L.C., a Delaware limited liability company, and any Affiliates of any of the foregoing.

      ET Indemnitees is defined in Section 14(a) below.

      ET Lenders or ET Lender means one or all (as the context requires) lenders to the ET Entities from whom consent is required to complete any of the transactions contemplated herein, as more fully identified on Exhbiti C 3.

      ETOP Lender Consents is defined in Section 6(b) below.

      Execution Date means the date on which this Agreement has been fully executed by all parties hereto.

      Facility or Facilities mean the facilities which are listed on Exhibit B 2.

      Fair Market Value shall be the value as agreed upon between ETOP and GHV, but if the parties are unable to agree upon such value within thirty (30) days after the exercise of applicable Purchase Option, each party shall within forty (40) days after such exercise of the Purchase Option notify the other of its determination of fair market value and if the two determinations are within five percent (5%) of each other, the

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Fair Market Value shall be the average of the two.  If one party fails to deliver a determination within such forty (40) day period, the one so delivered shall be the Fair Market Value. If the delivered determinations are not within five percent (5%) of each other, each party shall within fifty (50) days after the exercise of the Purchase Option appoint an MAI Appraiser and the two shall appoint a third MAI Appraiser within ten (10) days thereafter. If one party fails so to appoint an appraiser, the MAI Appraiser appointed shall make the determination. The three appraisers shall determine which of the two determinations are closest to the fair market value and the same shall be the Fair Market Value. Each party shall pay the fees of its own appraiser and each shall split the cost of the third appraiser.

       Genesis Entities or Genesis Entity means GHV, GHC, the GHV
Affiliate Tenants and any Affiliate of any of the foregoing.

      Genesis Indemnitees is defined in Section 14(b) below.

      GHC means Genesis Healthcare Corporation, a Pennsylvania corporation.

      GHV Affiliate Tenants means those Affiliates of GHV listed on Exhibit B 1 that are lessees of the Facilities pursuant to the GHV Facility Leases.

      GHV Facility Leases means those leases between ET Affiliate
Landlords and GHV Affiliate Tenants listed on Exhibit B 3 hereto, which are being amended pursuant to the Lease Amendments described in Section 3 below.

      Highgate is described on Exhibit B-3 hereto.

      Initial Option Deposit is defined in Section 5(b) below.

      Lease Amendments shall mean, with respect to those GHV Facility Leases listed on Exhibit B 3 as Leases to be Amended, the Lease
Amendments described in Section 3(a) hereto and attached as Exhibits D (i) through D (vi) hereto.

      Law or Laws means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, permit, licensing or other requirement.

      Liability or Liabilities shall mean any direct or indirect liability, claim, lien, order, loss, obligation or responsibility, accrued or unaccrued, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement or the notes thereto due or allegedly due to, or mandated by, any and all third parties, including without limitation any government, governmental body or agency, however arising.

      Liberty Court is described on Exhibit A hereto.

      MAI Appraiser shall mean an appraiser licensed or otherwise qualified to do business in the state where the applicable Option Property is located and who has substantial experience in performing appraisals of facilities or leasehold interests therein similar to the applicable Option Property and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers or if such organizations no longer exist or certify appraisers, such successor organization as the parties shall agree upon.

      Meridian 7 Facilities are those facilities listed on Exhibit B-4 as the Meridian 7 Facilities.

      Meridian 7 leases are those leases listed on Exhibit B7 hereto as the Meridian 7 Leases (but excluding the subleases referenced on Exhibit
B7).

      Meridian 7 Leasehold and Option Rights relate to the partnership interests of ET Meridian General Partner, L.L.C., a Delaware limited liability company, as general partner, and ETOP, as limited partner, in ET Sub-Meridian Limited Partnership, L.L.P., a Virginia limited liability partnership, the entity leasing the seven (7) assets described on Exhibit A hereto as Facilities in which Partnership Interests are to be Purchased.

       MHC Notes means those two certain Promissory Notes from ET Sub-Meridian Limited Partnership, L.L.P., a Virginia limited liability partnership, as maker, to MHC Holding Company, a Maryland corporation, as holder, the first dated September 1, 1998, in the original principal amount of $16,551,724.00, and the second dated September 3, 1998, in the original principal amount of $1,152,252.00.

      MHG is defined in Section 15(l) below.

      Mifflin Court is described on Exhibit J-1 hereto.

      New England Facilities means those four (4) facilities known as Heritage at North Andover, located in North Andover, Massachusetts (North Andover); Cabot Park Village located in Newtownville,
Massachusetts; Heritage at Cleveland Circle located in Brighton,
Massachusetts; and Heritage at Vernon Court located in Newton
Massachusetts.

      Option Closing is defined in Section 5(b) below.

      Option Notice is defined in Section 5(a) below.

      Option Properties or Option Property shall be those properties subject to a Purchase Option pursuant to Section 5 below.

      Phillipsburg is described on Exhibit A hereto.

      Pleasant View is described on Exhibit A hereto.

      Pleasant View Loan Documents means those loan documents set forth on Exhibit C 1 and identified as to relating to Pleasant View, and identified by amount on Exhibit C 2.

      Purchased Asset or Purchased Assets shall be those Properties or leasehold interest and option rights or ownership interests to be purchased specified on Exhibit A hereto.

      Purchase Option is defined in Section 5(a) below.

      Purchase Price for the Purchased Assets is the amount set forth on Exhibit I hereto.

      Purchasing Entities shall mean GHC, together with those Genesis Entities currently leasing or subleasing the Purchased Assets.

      REIT Requirements as defined in Section 4(b) below.

      Reorganization means the Reorganization as described in the press release issued by GHV dated February 12, 2003, which is attached hereto as Exhibit G, and the Form 10 Registration Statement filed with the Securities and Exchange Commission dated July 25, 2003, as may be amended by subsequent filings, which more specifically define the Reorganization as the transaction whereby the shareholders of GHV common stock as of the record date of the Reorganization will receive a pro-rata distribution of shares of GHC common stock for every share of GHV common stock held on such record date; GHV and certain of its subsidiaries will contribute to GHC all of the legal entities comprising the Eldercare Businesses (as defined below), together with certain assets and liabilities associated with the Eldercare Businesses, and any variation of such described reorganization that is not materially different therefrom. For the purposes of this section, Eldercare Businesses shall mean inpatient services provided in skilled nursing and assisted living centers, rehabilitation therapy services, diagnostic services, respiratory services and management services.

      Replacement Guaranty is defined in Section 4(a) below.

      Riverview Ridge is described on Exhibit A hereto.

      Riverview Ridge Loan Documents means those loan documents set forth on Exhibit C 1 and identified as to relating to Riverview Ridge, and identified by amount on Exhibit C 2.

      Tax Indemnity Agreement shall mean that certain indemnification agreement benefiting the owner of the Meridian 7 Facilities and certain other parties, as is listed on Exhibit B 6 hereto.

      Willowbrook is described on Exhibit A hereto.

      2. Acquisition of Fee and Leasehold Interests.

            (a) Simultaneously with the execution of this Agreement, GHV, GHC and the applicable GHV Affiliate Tenant, as buyer, and ETOP and the applicable ET Affiliate Landlord, as seller, shall enter into Conveyance and Transfer Agreements for the following Facilities, as follows:

                  (i) Liberty Court.  The Conveyance and Transfer
Agreement attached hereto as Exhibit M (i) with respect to Liberty Court.

                  (ii) Phillipsburg.  The Conveyance and Transfer
Agreement attached hereto as Exhibit M (ii) with respect to Phillipsburg.

                  (iii) Pleasant View. The Conveyance and Transfer Agreement attached hereto as Exhibit M (iii) with respect to Pleasant View, which includes the assumption of the Pleasant View Loan Documents and the obligations thereunder.

                  (iv) Riverview Ridge. The Conveyance and Transfer Agreement attached hereto as Exhibit M(iv) with respect to Riverview Ridge, which includes the assumption of the Riverview Ridge Loan Documents and the obligations thereunder.

                  (v) Willowbrook. The Conveyance and Transfer Agreement attached hereto as Exhibit M (v) with respect to Willowbrook.

                  (vi) Meridian 7 Leasehold and Option Rights. The Conveyance and Transfer Of Limited Liability Partnership Interests attached hereto as Exhibit M (vi) with respect to the acquisition of the Meridian 7 Leasehold and Option Rights (which automatically results in the assumption of the MHC Notes, the Meridian 7 Leases and the purchase options to acquire each of the Meridian 7 Facilities).

      	Each such Agreement shall provide that upon completion of the Reorganization, any and all liability of GHV under such Agreement shall automatically terminate and shall be deemed to be replaced by the liability of GHC as if GHV were never a signatory to such Agreement.

            (b) Purchase Prices. The purchase prices for each of the Facilities and/or transactions described in Sections 2(a)(i) throught (vi) are set forth on Exhibit I attached hereto.

      3. Lease Amendments and Rent Reductions.

            (a) The applicable GHV Affiliate Tenants and the applicable ET Affiliate Landlords, with respect to those Facility Leases listed on Exhibit B as Leases to Be Amended, shall execute and deliver an amendment to the Facility Leases to which it is a party, as follows:

                  (i) Berkshire Commons Facility Lease. The Berkshire Lease (as described on Exhibit B-3 hereto) shall be amended by the execution and delivery of the First Amendment to Lease (Berkshire) attached hereto as Exhibit D (1). The First Amendment to Lease (Berkshire) shall be executed prior to and become effective as of the completion of the Reorganization.

                  (ii) Lehigh Commons Facility Lease. The Lehigh Lease (as described on Exhibit B-3 hereto) shall be amended by the applicable ET Affiliate Landlord and the applicable GHV Affiliate Tenant by the execution and delivery of the First Amendment to Lease (Lehigh) attached hereto as Exhibit D (ii). The First Amendment to Leaase (Lehigh) shall be executed prior to and become effective as of the completion of the Reorganization.

                  (iii) Sanatoga Court Facility Lease. The Sanatoga Lease (as described on Exhibit B 3 hereto) shall be amended by the applicable ET Affiliate Landlord and the applicable GHV Affiliate Tenant by the execution and delivery of the First Amendment to Lease (Sanatoga) attached hereto as Exhibit D (iii). The First Amendment to Lease (Sanatoga) shall be executed prior to and become effective no later than Octboer 15, 2003, subject to reasonable extensions as may be requested by the parties.

                  (iv) Heritage Woods Facility Lease.  The Heritage
Woods Lease (as described on Exhibit B 3 hereto) shall be amended by the applicable ET Affiliate Landlord and the applicable GHV Affiliate Tenant by the execution and delivery of the Second Amendment to Lease (Heritage Woods) attached hereto as Exhibit D (iv). The Second Amendment to Lease (Heritage Woods) shall be executed as soon as practicable after the date hereof but in no event later than October 15, 2003, subject to reasonable extensions as may be requested by the parties.

                  (v) Highgate at Paoli Pointe Facility Lease. The Highgate Lease (as described on Exhibit B 3 hereto) shall be amended by the applicable ET Affiliate Landlord and the applicable GHV Affiliate Tenant by the applicable ET Affiliate Landlord and the applicable GHV Affiliate Tenant by the execution and delivery of the First Amendment to Lease (Highgate) attached hereto as Exhibit D (v). The First Amendment to Lease (Highgate) shall be executed prior to and become effective as of the completion of the Reorganization.

                  (vi) Lopatcong Facility Lease. The Lopatcong Lease (as described on Exhibit B 3 hereto) shall be amended by the applicable ET Affiliate Landlord and the applicable GHV Affiliate Tenant by the execution and delivery of the Second Amendment to Lease (Lopatcong) attached hereto as Exhibit D (vi). The Second Amendment to Lease (Lopatcong) shall be executed prior to and become effective as of the completion of the Reorganization.

            (b) As consideration for the rent reductions set forth in each of the Lease Amendments described in Section 3(a)(iii) and (iv), the particular GHV Affiliate Tenant shall pay to the particular ET Affiliate Landlord a lump sum amount as set forth on Exhibit E attached hereto and made a part hereof contemporaneously with the execution of each such Lease Amendment.

            (c) (i) 	Neither the execution and delivery of the Lease
Amendment under Section 3(a)(v) (Highgate) nor any other matter with respect to this Master Agreement is conditioned upon the receipt of any lender consent since ETOP hereby agrees to defease the bonds underlying the applicable debt secured by a mortgage encumbering such Facility, subject to the terms of Section 9(d); provided, however, that ETOP shall have no obligation to defease such bonds if it obtains and delivers to GHV the consent of such lender prior to the Reorganization.

                  (ii) 	Neither the execution and delivery of the Lease
Amendment under Section 3(a)(vi) (Lopatcong) nor any other matter with respect to this Master Agreement is conditioned upon any lender consent since ETOP hereby agrees to pay off the underlying debt secured by a mortgage encumbering such Facility if it is unsuccessful in obtaining the lenders consent, subject to the terms of Section 9(d); provided, however, that ETOP shall have no obligation to pay off such underlying debt if it obtains and delivers to GHV the consent of such lender prior to the Reorganization..

      4. Consent and Consent Payment.

            (a) Subject to (i) there being no default by GHV or the applicable Genesis Entity in its obligations described in the Conveyance and Transfer Agreements entered into pursuant to Sections 2(a)(i) and 2(a)
(vi) above, (ii) the applicable GHV Affiliate Tenant shall have executed and delivered each of the Lease Amendments described in Section 3 above, and (iii) the satisfaction of the conditions set forth in Section 11(a) and (b) below, ETOP hereby consents to the following (the Consent):

      		(1) 	a consent to the Reorganization, and

      		(2) 	on behalf of itself, the ET Affiliate Landlords,
and the landlord of the New England Facilities, a consent to GHC becoming the new guarantor for and replacing any existing guaranty of GHV given with respect to each GHV Facility Lease, such new guaranty to be in the form attached hereto as Exhibit H (each, a Replacement Guaranty) and delivered prior to but effective upon the completion of the Reorganization, and

      		(3) 	upon each such delivery and receipt by ETOP of the
Replacement Guaranty and the consummation of the Reorganization, a consent to the return to GHV of the original guaranty being replaced, and to the full and complete release of GHV being deemed given from any and all obligations under the applicable guaranty (and upon request of GHV, ETOP or the applicable ET Affiliate Landlord will execute a document or documents confirming such release); and

      		(4) 	on behalf of the applicable ET Affiliate Landlords,
the consent to: the GHV Affiliate Tenants assignment of its leasehold interest in the leases for the New England Facilities to an Affiliate of the GHV Affiliate Tenant that is also a wholly owned subsidiary of GHV;

      provided however, if the lender consents for the Riverview Ridge Facility and Pleasant View Facility shall not have been obtained prior to the Reorganization: (x) ETOP shall not be deemed to have consented to the Reorganization to the extent applicable to Riverview Ridge and Pleasant View, as applicable and (y) the applicable ET Affiliate Landlord shall not be obligated to release, nor shall be deemed to have released, GHV from its guaranty of the GHV Facility Leases relating to such Facilities in each case until the necessary consents from the lenders of Riverview Ridge Facility and Pleasant View Facility, as set forth on Exhibit C 3, shall have been obtained.

            (b) To the extent that the lender consents for the Riverview Ridge Facility and Pleasant View Facility shall not have been obtained prior to the Reorganization, then GHV shall have the right to require that ETOP defease the bonds (or pay off the loan) with respect to such Facilities, with the additional costs thereof to be borne by GHV, except to the extent of ETOPs obligations as provided in Section 9(d) below regarding contributions toward closing costs:

            (c) As consideration for the Consent described in Section 4(a)(2) and Section 4(a)(3) above, and conditioned upon completion of the Reorganization, GHV agrees to pay to ETOP the sum of Five Million Dollars

($5,000,000) (the Consent Amount). The allocated amount as set forth on Exhibit F to: (i) each of the Facilities known as Liberty Court, Phillipsburg, Willowbrook, Berkshire, Lehigh, Sanatoga and Heritage Woods; shall be paid simultaneously with the Reorganization so long as ETOP has delivered to GHV the consent of Wachovia to the Reorganization, (ii) each of the Facilities known as Lopatcong and Highgate shall be paid simultaneously with the Reorganization so long as ETOP has: (A) delivered to GHV notice that it has commenced the process to pay off or defease the debt on each of these Facilities, or (B) obtained the consent of the applicable lender to the lease amendments described in Section 3(a)(v) and Section 3(a)(vi), as applicable, and to the release of GHV as the guarantor of the applicable GHV Facility Leases, and (iii) each of the Facilities known as Pleasant View and Riverview Ridge have shall be paid within two (2) Business Days after receipt of the necessary lender consent for such property set forth on Exhibit C 3, but in no event prior to the Reorganization. GHVs failure to pay the Consent Amount on a timely basis shall result in an automatic revocation of the Consent until such sums are paid in which event the Consent shall automatically and retroactively be provided.

      		Notwithstanding the foregoing, ETOP has notified GHV that it may not be permitted to receive the entire Consent Amount at the time that such becomes due and payable. As a result, GHV agrees, except as provided below, to place the earned but unpaid portion of the Consent Amount into a segregated escrow account (the Account) established with an escrow agent designated by ETOP and reasonably acceptable to GHV (the
Escrow Agent). Escrow Agent shall be authorized to release to ETOP, and GHV shall pay directly to ETOP, all or the portion described in clause
(ii) hereof, as applicable, of the unpaid portion of the Consent Amount once ETOP has provided written notice that it has received one or both of the following (i) a letter from outside counsel indicating that ETOP has received a ruling from the IRS holding that ETOPs receipt of the Consent Amount would either constitute qualifying income to, or be excluded from the gross income of, ElderTrust, the general partner of ETOP within the meaning of Sections 856(c)(2) and (3) of hte Code (the
REIT Requirements) or (ii) a letter from ETOPs independent accountants
(the Accountant Letter) indicating the maximum amount that can be paid at that time to ETOP without causing ETOP to fail to meet the REIT
Requirements, provided that, if such a letter is received after December 31, 2003, it shall be accompanied by an IRS ruling stating that payment of the remaining balance of the Consent Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto. If ETOP provides a written notice that (i) above has been satisfied, then the entire Consent Amount otherwise payable shall be paid to ETOP. If ETOP provides a written notice that (ii) above has been satisfied, then the Consent Amount otherwise payable shall be payable to ETOP up to the amount indicated in the Accountant Letter and the remainder shall be paid to, or withheld by, the Escrow Agent. Subject to satisfaction of the conditions set forth above, there is no limitation on the number of distributions that the Escrow Agent can make from the escrow. The obligation to pay any unpaid portion of the Consent Amount to ETOP shall terminate on September 30, 2008, and the Escrow Agent shall return any unpaid amounts to GHV.

            (d) GHV agrees to use commercially reasonable efforts to obtain the written consent of the landlords under the Meridian 7 Leases to the release of ETOP as indemnitor under the Tax Indemnity Agreement, and to the substitution of GHC as the indemnitor thereunder in place of ETOP (the
Meridian 7 Owners Consent). Upon the closing of transactions under the Conveyance and Transfer Agreement contemplated under Section 2(a)(vi) herein, and through and until the occurrence of the Reorganization, GHV and GHC agree to execute and deliver to ETOP an Indemnity Agreement in the form attached hereto as Exhibit B 8 (the Back Up Tax Indemnity) which will provide for GHV and GHC to indemnify ETOP for any loss or damage it may suffer in connection with its obligations under the Tax Indemnity Agreement as a result of any actions of GHV and/or GHC, and which will release ETOP from its indemnification obligations to GHV under that certain Indemnification
Consent and Acknowledgment Agreement between ETOP and GHV dated September
3, 1998 (the 1998 Tax Indemnity). Upon the Reorganization, without the need for any further action or confirmation, ETOP hereby acknowledges and agrees that GHV shall be released and relieved of all obligations under the Back Up Tax Indemnity, which shall then be null and void, and unenforceable, as against GHV, but shall remain in full force and affect solely as against GHC provided, however, that nothing herein shall affect or modify the release of ETOP under the 1998 Tax Indemnity as aforesaid.

      5. Purchase Option.

            (a) The particular GHV Affiliate, as listed on Exhibit B 5 hereto, grants to ETOP (each, a Purchase Option) for a period commencing on the date of the completion of the Reorganization and expiring on the date that is six (6) months from that date (i) the option to purchase Mifflin Court, (ii) the option to purchase the leasehold interest of the tenant of Highgate either through an assignment or termination of the existing lease, and (iii) the option to purchase any one of the leasehold interests (but only one) of the tenant under the Berkshire Lease, the Lehigh Lease or the Sanatoga Lease, either through an assignment or termination of such existing lease. The Purchase Option for (i), (ii) and/or (iii) may be exercised by written notice (Option Notice) given to GHC on or before the date which is six (6) months after the Reorganization (but in no event later than May 31, 2004), accompanied by payment of the Initial Option Deposit (as defined below), and no attempted exercise thereafter or attempted exercise within such period without payment of the Initial
Option Deposit shall be effective.

            (b) The purchase price for Mifflin Court and any leasehold interest purchased under this Section 5 shall be the Fair Market Value of the Mifflin Property or the leasehold interest or interests, as applicable. Each Option Notice must be accompanied by an initial deposit (the Initial Option Deposit) of One Hundred Thousand Dollars ($100,000.00). Within five (5) Business Days after determination of
Fair Market Value, the Initial Option Deposit shall be increased to an amount equal to ten percent (10%) of the Fair Market Value (the Additional Option Deposit). The Initial Option Deposit and Additional Option Deposit shall be paid by federal wire transfer of immediate funds or certified check, and shall be non refundable except in the case of the default by the applicable GHV Entity with respect to the applicable

Option Property and except if the applicable GHV Entity fails to deliver title as required hereunder, and shall be credited against the purchase price at the closing of the acquisition contemplated by the exercise of such a Purchase Option (each, an Option Closing), and except as provided in Section 5(d) below. The balance of the purchase price shall be paid at the Option Closing by federal wire transfer of immediate funds to an account specified by GHV at least fifteen (15) days prior to the date of each Option Closing. Each Option Closing shall be held on the 30th Business Day after the determination of Fair Market Value at the Closing Office commencing at 10:00 AM on such date. At the Option Closing, title to Mifflin Court and/or the leasehold interest being purchased shall be the same as on the date of the Option Notice, except that GHV shall discharge from the proceeds all mortgage and consensual liens created by the Genesis Entities thereon, and Mifflin Court shall be conveyed by special warranty deed substantially in the form attached hereto as Exhibit L 1, and the other Option Properties by assignment and assumption of leasehold interest in form consistent with Exhibit
L 2 hereto. The parties shall equally split any real estate transfer tax payable and make all customary apportionments consistent with this Agreement, and all payments made by the tenant under any assigned lease shall be apportioned as of the date of the Option Closing. The parties also agree to execute and deliver such other closing documents as reasonably requested as are typical and customary in the particular jurisdiction.

            (c) ETOP shall have the right to assign its Purchase Option only to an Affiliate of ETOP, except that the Purchase Options under
Section 5(a)(ii) and 5(a)(iii) above also may be assigned to New Seasons, an affiliate of Independence Blue Cross, and no other assignment of any such Purchase Option is permitted. ETOP agrees to accept the Option Properties in their as is, where is condition as of the date of each Option Closing, subject to compliance by the applicable GHV Entity with the applicable GHV Facility Lease and subject to Section 5(a) above. It is understood and agreed that no Genesis Entity shall be released from liability under any lease merely as a result of the exercise of a leasehold Purchase Option; provided, however, that such lease shall terminate upon consummation of the applicable Option Closing and the Genesis Entities shall have no liability under such lease thereafter arising.

            (d) GHVs and ETOPs obligation to consummate each Option Closing shall be conditioned upon ETOP (or an operator managing the Option Property for ETOP) having obtained all Licenses and Permits required to operate the applicable Option Property as operated as of the date of the Option Closing and evidencing the same to GHV to GHVs reasonable satisfaction. GHV shall cause the GHV Entity to cooperate reasonably with ETOP or its designee in obtaining such Licenses and Permits provided that such cooperation shall be at no cost or liability to GHV or the applicable GHV Entity, and shall not be required to join in any application. Upon the failure of this condition, GHV or ETOP may terminate this Agreement as to the applicable Option Property in which event the Initial Option Deposit and Option Deposit shall be returned to ETOP, in which case ETOPs rights with respect to the particular Option Property shall become null and void, and neither party shall have any further obligation to the other hereunder with respect to such Option Property; provided, however, that ETOP shall reimburse the applicable GHV for its reasonable costs associated with the proposed acquisition of the particular Option Property.

            (e) 	ETOP and/or its agents and representatives shall have
the right from time to time, during normal business hours and after reasonable advance notice to GHV, to enter upon Mifflin Court at any reasonable time on or before the date which is six (6) months after the Reorganization, accompanied by or with the prior consent of, an agent of GHV, for purposes of conducting such inspections, investigations and/or studies as ETOP deems reasonably necessary, including a so called Phase

I environmental study. ETOP shall not engage in any activity in or about an Option Property which violates the terms of any governmental or quasi governmental statute, rule, regulation, order or practice. ETOP shall not make any physical changes to Mifflin Court. If ETOP or its agents or representatives violates such obligations under this
Section 5 (e) or in the event of any physical damage to Mifflin Court, or any other aspect of thereof resulting from the exercise by ETOP of its rights under this section, ETOP hereby agrees to restore Mifflin Court, or such other aspect of Mifflin Court, to its condition prior to incurring such damage and shall indemnify and hold harmless GHV and the particular GHV Entity from and against all physical damage to Mifflin Court, personal injury, and/or any other claims or liability which may occur as a result of ETOPs tests and investigations.

      6. Representations, Warranties and Covenants.

            (a) GHV. GHV is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania; the execution, delivery and performance by GHV of this Agreement and the transactions contemplated herein have been duly authorized by all necessary actions and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation or of the organization documents of GHV, or of any agreement, judgment, injunction, order, decree or other instrument binding upon GHV or to which any of its properties are subject; the execution, delivery and performance by GHV of this Agreement and the other agreements executed or to be executed by GHV in connection with the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official, and no third party consents are required to consummate this transaction; this Agreement has been duly executed by, and constitutes a valid and binding agreement of GHV enforceable in accordance with its terms (except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors rights generally), subject to GHVs receipt of the consents of GHVs lenders set forth on Exhibit C 4. The representations and warranties of GHV under this Section 6(a) shall survive the last Option Closing for a period of twelve (12) months following the consummation of the Reorganization).

            (b) ETOP. ETOP is duly organized, validly existing and in good standing under the Laws of the State of Delaware, the execution, delivery and performance by ETOP of this Agreement and the transactions contemplated herein have been duly authorized by all necessary actions and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation or of the organization documents of ETOP, or of any agreement, judgment, injunction, order, decree or other instrument binding upon ETOP or to which any of its properties are subject; the execution, delivery and performance by ETOP of this Agreement and the other agreements executed or to be executed by ETOP in connection with the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official, and no third party consents are required to consummate this transaction; this Agreement has been duly executed by, and constitutes a valid and binding agreement of ETOP enforceable in accordance with its terms (except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors rights generally), in each case, subject to ETOPs receipt of the consents of ETOPs lenders set forth on Exhibit C 3 hereto (the ETOP Lender Consents); provided, however, the consents of the lenders for Highgate and Lopatcong (as identified on

Exhibit C 3) shall not be required based upon ETOPs agreement to defease the bonds relating to the Highgate facility as contemplated by Section 3(c)(i) and to repay the loans encumbering the Lopatcong facility as contemplated by Section 3(c)(ii). The representations, warranties and covenants of ETOP under this Section 6 (b) shall survive under this Agreement for a period of twelve months following the consummation of the Reorganization.

      7. Intentionally Omitted.

      8. Intentionally Omitted.

      9. Closing Expenses.

            (a) ETOPs Expenses. Subject to Section 9(d) below, ETOP shall pay one half of the amount of any real estate transfer taxes payable in connection with the acquisition of any Purchased Asset. ETOP shall pay its own attorneys fees and the cost of any title insurance policy it obtains with respect to Option Property. Subject to Section 9(d) below, ETOP shall pay all fees of any nature charged by an ET Lender to or in connection with any consent to a transfer required by this Agreement, no matter how characterized.

            (b) GHV Expenses. Subject to Section 9(d) below, GHV shall pay one half of the amount of any real estate transfer taxes payable in connection with the acquisition of any Purchased Asset. GHV shall pay its own attorneys fees and the cost of any title insurance policy it obtains.

            (c) Option Property Apportionments. With respect to any Option Property, the following are to be reimbursed or apportioned as of 11:59 PM, Eastern Time, on the date proceeding the Closing Date for each such Option Property based upon the partys period of ownership. All such apportionments and reimbursements shall be made on the actual number of days which shall have elapsed as of the Closing Date and based on a 365 day year. The applicable ET Entity shall be deemed to be the owner for the entire day upon which Closing occurs. Any errors shall be corrected post Closing, provided that notice of such error with supporting documentation and calculations is given to the other party no later than three (3) months after the applicable Closing:

                  (i) Real Estate and ad valorum taxes and assessments for public improvements on the basis of the fiscal year for which assessed.

                  (ii) All utilities and other operating expenses.

            (d) GHV and ETOP Contributions. Notwithstanding the foregoing in Section 9(a) and Section 9(b) above, GHV shall pay for the first One Hundred Thousand Dollars ($100,000) in the aggregate of ETOPs closing costs, including legal fees, fees of ET Lenders for consenting to the transfer (including defeasance costs) and real estate transfer taxes otherwise payable by ETOP. GHV and ETOP agree that each will solely be responsible for one half (1/2) of the next Four Hundred Thousand Dollars ($400,000) (i.e., $200,000.00 each) in closing costs relating to fees of ET Lenders for consenting to the transfer, including defeasance costs (so that GHV would not be obligated to spend more than Three Hundred Thousand Dolalrs ($300,000) in the aggregate for such costs). The ET Entities agree to be responsible for the next Two Hundred Fifty Thousand Dollars (250,000) in closing costs relating to fees of ET Lenders (including defeasance costs) for consenting to the transfers. In no event shall GHV or ETOP or any of their Affiliates be obligated to spend any additional amounts toward lender fees (including defeasance costs) for consenting to the transfers or for other closing costs.

      10. Intentionally Omitted.

      11. Conditions Precedent to Obligations.

            (a) Joint Conditions. The obligation of ETOP and GHV and any ET Entity or GHV Entity, as applicable, to consummate any of the transactions contemplated hereby shall be conditioned upon satisfaction of each of the following conditions precedent:

                  (i) Conveyance of Purchased Assets: Wachovia Bank, N.A. shall have consented to the sale and conveyance of the Purchased Assets.


                  (ii) Lease Amendments: Wachovia Bank, N.A., the holder of the mortgages encumbering the Sanatoga, Heritage Woods, Lehigh and Berkshire Facilities shall have given: (A) its consent to the provisions of the Lease Amendment for each such Facility, (B) its confirmation that each the lease for each such Facility as modified by such Lease Amendment is subject to the terms and conditions of any existing subordination, non disturbance and attornment agreements, and (C) its consent to the substitution of GHC in place of GHV as guarantor of the lease for each such Facility as amended by the particular Lease Amendment.

                  (iii) Hart Scott Rodino:	Any necessary filings
under the Hart Scott Rodino Act, if any, shall have been made and any necessary waiting periods shall have expired and any other compliance requirements shall have been satisfied.

            (b) ETOP Conditions. The obligation of ETOP to consummate any transaction contemplated by this Agreement shall be conditioned upon satisfaction of the following conditions precedent: (i) the representations and warranties of GHV shall be true and correct in all material respects as of the date of this Agreement and as of the date of the earlier to occur of the closing under the Conveyance and Transfer Agreement for Rittenhouse or the Conveyance and Transfer Agreement for the Meridian 7 leasehold and Option Rights, and (ii) GHV shall have performed all obligations, agreements, covenants and duties required to be performed through such particular date. In addition, ETOPs Consent to the Reorganization with respect to Pleasant View, Riverview Ridge and North Andover is subject to: (x) ETOPs receipt of consent from Orix Capital Markets, LLC, as the servicer of the mortgage debt, to the sale of Pleasant View to a Genesis Entity, (y) ETOPs receipt of consent from Midland Mortgage, as the servicer of the mortgage debt, to the sale of Riverview Ridge to a Genesis Entity, and (z) ETOPs receipt of consent from Orix Capital Markets, LLC, as the servicer of the mortgage debt, to the assignment of the lease for North Andover to a Genesis Entity, to the extent necessary; provided, however, that ETOP acknowledges and confirms the right of the GHV Affiliate Tenant at the New England Facilities, without the need to obtain ETOPs consent, to assign the GHV Affiliate Tenants leasehold interest in the leases for the New England Facilities to an Affiliate of the GHV Affiliate Tenant that is also a wholly owned subsidiary of GHV.

            (c) GHV Condition. The obligation of GHV to consummate any transaction contemplated by this Agreement shall be conditioned upon satisfaction of the following conditions precedent: (i) the representations and warranties of ETOP shall be true and correct in all material respects as of the date of this Agreement and as of the date of the earlier to occur of the closing under the Conveyance and Transfer Agreement for Rittenhouse or the Conveyance and Transfer Agreement for the Meridian 7 Leasehold and Option Rights, and (ii) ETOP shall have performed all obligations, agreements, covenants and duties required to be performed to such date. In addition, the obligation of GHV to consummate: (y) the closing of Pleasant View is conditioned upon ETOPs receipt of consent from Orix Capital Markets, LLC, as the servicer of the mortgage debt, to the sale of Pleasant View to a Genesis Entity, and (z) the closing of Riverview Ridge is conditioned upon ETOPs receipt of consent from Midland Mortgage, as the servicer of the mortgage debt, to the sale of Riverview Ridge to a Genesis Entity.

      12. Default and Remedies. Upon default under this Agreement by either party, the other party shall have the right to terminate this Agreement in whole or in part as to any obligation thereafter arising, provided, however, that in no event shall ETOP be permitted to negate its Consent to the Reorganization, so long as the conditions to such Consent shall have been satisfied, which Consent shall survive all Closings and any termination or expiration of this Agreement. The parties to this Agreement shall have the right to specifically enforce the obligations of the other party to this Agreement. In addition, the parties shall be entitled to all remedies at Law or in equity for any breach by the other party of any of its obligations under this Agreement.

      13. Intentionally Omitted.

      14. Indemnifications.

            (a) Indemnification by GHV. GHV hereby agrees to defend and hold harmless the ET Entities, and their officers, directors, employees, agents and successors and assigns, and their general partners and any officers, trustees, directors, employees, agents and successors and assigns of such general partners (ET Indemnitees), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys fees and other charges) which may at any time be asserted against or suffered by any ET Indemnitee, the Option Properties, or any part thereof whether before or after the date of any Option Closing, as a result of, on account of or arising from (a) the failure of a Genesis Entity to perform any of its obligations hereunder or the breach by the Genesis Entities of any of their representations and warranties made herein, (b) events, contractual obligations, acts or omissions of the Genesis Entities that occurred in connection with the operation of the Option Properties prior to the Option Closing for the applicable Option Property, including without limitation any obligation as a tenant under a lease with respect thereto, (c) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Option Properties or any portion thereof or with respect to the operation of the Option Properties at any time or times prior to the Option Closing for the applicable Option Property, or (d) any obligation, claim, suit, liability, contract, agreement, debt or encumbrance created, arising or accruing prior to the date of the Option Closing for the applicable
Option Property, regardless of when asserted, relating to the Option Properties or their operation. The indemnification obligations of the Genesis Entities set forth in this Section 14(a) shall not apply in the event the demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities are (i) the result of actions of the ET Entities, or (ii) arise out of events or actions which are contrary to a representation made by ETOP or the ET Entities herein.
The obligations of the Genesis Entities under this Section 14(a) shall survive each Option Closing as to the applicable Option Property for a period of twelve (12) months after such Option Closing, or, to the extent not related to an Option Property, for a period of twelve (12) months after the consummation of the Reorganization.

            (b) Indemnification by ETOP. ETOP hereby indemnifies and agrees to defend and hold harmless the Genesis Entities, and their officers, directors, employees, agents and successors and assigns, and their general partners and any officers, trustees, directors, employees, agents and successors and assigns of such general partners (Genesis Indemnitees), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys fees and other charges) which may at any time be asserted against or suffered by any Genesis Indemnitee, or any part thereof whether before or after the date of the Closing, as a result of, on account of or arising from the failure of the ET Entities to perform any of their obligations hereunder or the breach by ET Entities of any of their representations and warranties made herein. The Indemnification obligations of the ET Entities set forth in this Section 14(b) shall not apply in the event the demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities are (i) the result of actions of the Genesis Entities, or (ii) arise out of events or actions which are contrary to a representation made by the Genesis Entities herein. The obligations of the ET Entities under this
Section 14(b) shall survive for a period of twelve (12) month after the consummation of the Reorganization.

            (c) 	Limitation on Indemnifications.  Notwithstanding the
foregoing in Section 14(a) and 14(b) above, the foregoing indemnities shall have no affect upon and are not intended to supercede and indemnities set forth in any of the GHV Facility Leases, and do not apply to any Purchase Assets since the indemnification provisions are specifically set forth in the particular Conveyance and Transfer Agreement.

      15. Miscellaneous.
            (a) GHV and ETOP represent and warrant to each other that neither party has dealt with any broker in connection with the transactions contemplated by this Agreement. Each party shall indemnify, defend and hold harmless the other from and against any liabilities, damages, costs or expenses (including, but not limited to attorneys fees and disbursements) suffered by the indemnified party arising from a misrepresentation or breach of any covenant made by the indemnifying party pursuant to this Section, and the provisions of this Section shall survive the consummation of the transactions contemplated hereunder.

            (b) Without being released from liability, any party may assign all or some of its rights under this Agreement only to an Affiliate or as otherwise specifically provided in this Agreement. Any reference to GHV or ETOP in this Agreement shall be deemed to include its Affiliates, and this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors, assigns and Affiliates, and each of GHV and ETOP shall cause its Affiliates to comply with the terms hereof and their obligations hereunder.

            (c) All notices hereunder to ETOP or GHV shall be sent by nationally recognized overnight courier service, charges prepaid, return receipt requested, or by hand delivery, to such party at the address of such party set forth below, or at such other address as such party shall designate from time to time by notice:

            To GHV:

                        c/o Genesis Health Ventures, Inc.
                        101 East State Street
                        Kennett Square, PA  19348
                        Attention:  Law Department
                        Telephone:  (610) 444-6350
                        Facsimile:  (610) 925-4242

                  with a copy to:

                        Blank Rome LLP
                        One Logan Square
                        Philadelphia, PA  19103
                        Attention:  Matthew J. Comisky, Esquire
                        Telephone:  (215) 569-5678
                        Facsimile:   (215) 832-5678

            To  ETOP:

                        Little Falls Center One
                        2711 Centerville Road - Suite 108
                        Wilmington, DE  19808
                        Attention:  Michael R. Walker, Acting President
                        Telephone:  (302) 993-1022
                        Facsimile:  (302) 993-1023

                  With a copy to:

                        Hogan & Hartson L.L.P.
                        8300 Greensboro Drive Suite 1100
                        McLean, Virginia  22102
                        Attention:  Lee E. Berner, Esquire
                        Telephone:  (703) 610-6137
                        Facsimile:  (703) 610-6200

Notices shall be deemed served when received or rejected.

            (d) The parties agree to do such other and further acts and things, and to execute such instruments and documents (not creating any additional obligations to those otherwise imposed by this Agreement), as either party may reasonably request from time to time, whether at or after Closing, in furtherance of the purposes of this Agreement.

            (e) The obligations of the parties under this Agreement shall survive the closings under the Conveyance and Transfer Agreements and Option Closings and there shall be no merger into any deed or assignment.

            (f) This Agreement may not be recorded by either party without the written consent of the other party hereto.

            (g) This Agreement and the Schedules and Exhibits annexed hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties hereto are merged in and are contained in this Agreement and said Schedules and Exhibits.

            (h) The provisions of this Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against which any waiver, change, modification or discharge is sought.

            (i) The captions or sections titles contained in this Agreement and the Index, if any, are for convenience and reference only and shall not be deemed a part of the text of this Agreement.

            (j) The terms hereof, herein, and hereunder, and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article or provision, unless expressly so stated. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

            (k) If a party is required to perform an act or give a notice on a date that is a Saturday, Sunday or national holiday, the date such performance or notice is due shall be deemed to be the next Business Day.

            (l) Meridian Healthcare Growth and Income Fund (MHG) owns seven facilities managed by Genesis Entities. GHV agrees to approach MHG on behalf of the ET Entities to determine if MHG would be interested in selling one or all of such facilities to an ET Entity and leasing the same back under existing market conditions. It is understood and agreed that GHV and the Genesis Entities do not own such properties and shall have no obligation to cause any such transaction to occur.

            (m) This Agreement is to be governed and construed in accordance with and pursuant to the internal laws of the Commonwealth of Pennsylvania (without regard to principles of conflicts of law). It is understood and agreed between the parties hereto that the courts of the Commonwealth of Pennsylvania shall be the sole and exclusive jurisdiction and venue for resolution of any dispute or issue relating to this Agreement and the rights of the parties pursuant thereto.

            (n) This Agreement may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

            (o) This Agreement is made for the sole benefit of GHV and ETOP and their respective successors and assigns (subject to Section 16(b) above), and no other person shall have any right, remedy or legal interest of any kind by reason of this Agreement.

            (p) Notwithstanding anything in this Agreement to the contrary, upon completion of the Reorganization, any and all liability or obligations of GHV under this Agreement shall automatically terminate and shall be deemed to be replaced by the liability and obligations of GHC as if GHC were an original signatory to this Agreement and as if GHV were never a signatory to this Agreement. Upon request by ETOP, GHC shall execute a document confirming its liability and obligations under this Agreement, but nothing shall be deemed to extend any liability or obligations of GHC beyond that established in this Agreement.

      16. Confidentiality.

      	This Agreement is subject to the terms and conditions of a Confidentiality Agreement between GHV and ETOP dated March 17, 2003, as modified by that certain letter of intent dated July 11, 2003, and no public announcement, press releases or other disclosures shall be permitted except as required by Law or with the written consent of the other party hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation



By: /s/ James V. McKeon
   __________________________________

      Name: James V. McKeon
      Title:  Senior Vice President

      ELDERTRUST OPERATING LIMITED PARTNERSHIP,
      a Delaware limited partnership
      BY:  ElderTrust, General Partner

      By: /s/ Michael R. Walker
         _________________________________
      Name:  Michael R. Walker
      Title: Acting President and Chief
             Executive Officer

                                 JOINDER

    The undersigned, GENESIS HEALTHCARE CORPORATION, a Pennsylvania corporation (GHC) hereby joins in the execution of the foregoing Master Agreement for purposes of acknowledging its consent to, and its agreement to be bound by, the terms and provisions of Section 4 and Section 16(p) of the Master Agreement.

GENESIS HEALTHCARE CORPORATION,
a Pennsylvania corporation

By: /s/ James V. McKeon
   ______________________________
   Name: James V. McKeon
   Title:  Senior Vice President

   Date:  September 11, 2003

                                 JOINDER

   The undersigned, hereby join in the execution of the foregoing Master Agreement for purposes of acknowledging its consent to the terms and provisions of Section 5 of the Master Agreement, as it relates to the specific facilities owned or operated by such entities below.

Assisted Living Associates of Berkshire, Inc., a Pennsylvania corporation,

Assisted Living Associates of Lehigh, Inc., a Pennsylvania corporation,

Assisted Living Associates of Sanatoga, Inc., a Pennsylvania corporation,

Geriatric and Medical Services, Inc., a New Jersey corporation

By:  /s/ James V. McKeon
   _____________________________________
	Name: James V. McKeon
	Title:  Senior Vice President

Philadelphia Avenue Associates,
a Pennsylvania limited partnership

BY:	Philadelphia Avenue Corporation,
	a Pennsylvania corporation

By: /s/ James V. McKeon
    ________________________________
    Name: James V. McKeon
    Title:  Senior Vice President

Date:  September 11, 2003


                            LIST OF EXHIBITS

Exhibit A   Purchased Assets Definition

Exhibit B 1	List of GHV Affiliate Tenants and ET Affiliate Landlords

Exhibit B 2	Facilities being Transferred and Facilities with Lease
Amendments

Exhibit B 3	Facility Leases to be Amended

Exhibit B 4	List of Meridian 7 Facilities

Exhibit B 5	Schedule of the Grantors of the Option

Exhibit B 6	Schedule of Tax Indemnity Agreements Relating to Meridian 7

Exhibit B 7	Meridian 7 Leases and Subleases

Exhibit B 8	Indemnification Agreement

Exhibit C 1	Assumed Loan Documents (by Property)

Exhibit C 2	Balances of Assumed Loans and Amounts of Deposits

Exhibit C 3	List of ET Lenders

Exhibit D   Lease Amendments

Exhibit E   Allocation of Lump Sum Payments on Property Basis resulting in Rent Reductions

Exhibit F   Allocation of $5,000,000 Consent Amount to relevant
            Properties

Exhibit G   Description of Reorganization

Exhibit H   Form of Replacement Guaranty

Exhibit I   Purchase Price for Each of the Facilities

Exhibit J 1	Description of Mifflin Property

Exhibit J 2	Description of Highgate Court Lease

Exhibit K   Intentionally Omitted

Exhibit L 1	Form of Deed

Exhibit L 2	Form of Assignment of Lease and Option Agreement

Exhibit M   Forms of Conveyance and Transfer Agreements